EXHIBIT 35.2

contactus@exelatech.com 1 844 XELATFC Report on Assessment of Compliance with Regulation AB Item 1123 Pursuant to Item 1123 of Regulation AB, a review of the Exela’s activities during the year ended December 31, 2022 (the “Reporting Period”) and of its performance under the servicing agreement between Exela and American Express. To the best of such officer’s knowledge, based on such review, Exela has fulfilled its obligations under the Servicing Agreement in all material respects throughout the Reporting Period except for the period from June 19, 2022 through June 27, 2022. Thomas K. Dolan SVP Information Security and Risk March 8, 2023